FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

September 2, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is September 2, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports the drilling has begun at the Coffee Dome Project, Alaska.

Item 5.	Full Description of Material Change

The Issuer reports that drilling has begun to test the “UAF Target” at its Coffee Dome Project, Alaska.  The initial phase of the program will include 1,000 metres of diamond drilling, which the Issuer anticipates will be completed near the end of October.  This will be the first drilling carried out at Coffee Dome, a major new, Alaskan, road accessible, gold discovery that lies just 17 kilometres from the Fort Knox Mine.  The drilling will be testing one of three surface gold targets developed by the Issuer’s geologists from the initial soil sampling and trenching program.  The drilling will be targeting high-grade vein style mineralization similar to that discovered in surface trenches immediately to the south (Table 1) that have returned grades up to 168 g/t gold (see NR07-31).

UAF Target

The UAF target is focused along a projected northwest trending structural zone which appears to be steeply dipping to the south (Figure 1).  The target is a coincident resistivity and high-grade gold in soil anomaly.  The main UAF target as currently defined is 500 metres by 250 metres.  The initial drilling will test the width and depth of the mineralized zone and establish the nature of the structural control on the mineralization.

Project Background

The Coffee Dome Prospect is characterized by very high-grade quartz-gold-arsenopyrite veins hosted in metamorphic rocks.  Mineralization is characterized by high values of gold, bismuth and arsenic and is believed to represent high temperature mineralization similar to that found in the Fort Knox and Pogo Gold Mines.  Trenching has shown that vein hosted mineralization is associated with a variety of fault structures in the schist, ranging from low-angle oblique slip structures to high-angle NE-trending faults.  The geochemical anomaly at the UAF zone is parallel to and coincides with a major break in airborne resistivity, which suggests that the mineralization coincides with a fault that juxtaposes two different rock types.  It is this structure that will be the target of the first two holes in this drilling campaign.

ITH controls 100% of the Coffee Dome land package, consisting of 41 square kilometres primarily made up of State of Alaska Mining Claims owned or leased by ITH and fee land leased from the University of Alaska.  Coffee Dome is located in the Fairbanks Gold Mining District, 17 kilometres northeast of the Fort Knox Gold Mine.  The project is accessible via a network of Alaska State maintained forest roads that connect to the State highway system near the Fort Knox Mine.  The mineralization at Coffee Dome was discovered after fires in 2004 exposed the surface for the first time, revealing several boulder trains of quartz vein material hosting high-grade gold mineralization.  Work to date has defined several gold targets stretching over a strike length of some 4 kilometres, outlining a large precious metal rich hydrothermal system.

Figure 1: Soil geochemical anomalies at the Coffee Dome Project showing the widespread distribution of anomalous gold.

Table 1: Fault-hosted veins from Coffee Dome - Trench Results from 2007 Trenching

Trench	Distance (m)	Width (m)	Gold (g/t)	Silver (g/t)	Arsenic (ppm)	Antimony (ppm)	Bismuth (ppm)	Tellurium (ppm)
520	22.5	0.02	167.5	27.0	2970	9.1	443	33
	23.3	0.02	137.5	32.2	2790	8.9	365	32
	29.0	0.02	0.3	0.4	1400	3.5	23	12
550	34.5	0.06	11.4	5.7	5120	11.0	37	12
	35.0	0.06	5.6	2.8	822	4.1	40	8
	37.0	0.50	0.8	0.6	2380	5.6	7	3
	37.3	0.04	7.0	4.6	4810	11.1	29	5
	38.3	0.40	3.0	5.1	4690	13.6	33	8
	134.0	0.05	2.6	2.5	5430	13.2	11	2
590	37.2	0.10	0.0	0.1	1730	1.8	0.3	0.03
620	66.5	0.08	6.2	4.3	6730	24.0	38	10

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent of the Issuer, as he is the President and CEO and holds common shares and incentive stock options.

The work program at Coffee Dome was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Issuer, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and photograph the core from each individual borehole prior to preparing the split core.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to Alaska Assay Laboratories in Fairbanks, Alaska for preparation and a preliminary gold assay.  Pulps are then transferred to ALS Chemex in Fairbanks who forwards them to other ALS Chemex facilities for final gold and multi-element analysis.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves and business and financing plans.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and the Issuer’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine.  The Issuer advises US investors that the mining guidelines of the SEC set forth in the SEC’s Industry Guide 7 strictly prohibit information of this type in documents filed with the SEC.  The Issuer is exempt from the requirements of Industry Guide 7 pursuant to the Canada-U.S. Multi-Jurisdictional Disclosure System.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Issuer’s properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

September 2, 2009